Exhibit 99.1

Epicor Announces Key Executive Promotions and Long Term Succession Planning

George Klaus to Remain Epicor Chairman and CEO Through 2007

IRVINE, Calif., July 26, 2005 – Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise software solutions, today announced the promotion of three senior executives designed to continue to support the company’s successful growth and market expansion and to solidify the long term succession planning for the organization. The company also announced that George Klaus will remain Epicor chairman and chief executive officer through 2007.

Klaus has served as chairman, CEO and president of Epicor since 1996. With over 25 years of experience in the technology industry, he has guided Epicor in building its reputation as a leader in providing industry focused, end-to-end solutions that leverage Web services technologies, helping midmarket enterprises increase revenue, drive operating efficiency and increase customer satisfaction.

Epicor recently announced its second quarter 2005 financial results with year-over-year total revenue growth of 46% and year-over-year license revenue growth of 55%, reporting the strongest second quarter revenues in the company’s history. As previously stated in its earnings release (see July 19, 2005 news release: Epicor Reports Second Quarter 2005 Earnings), Epicor raised both revenue and earnings guidance for 2005, reflecting continued confidence in strong execution plus demand for its products.

“We are extremely pleased that George will remain chairman and CEO of Epicor through 2007,” stated Robert Smith, the company’s Nominating and Governance Committee chair and member of the board. Speaking on behalf of the Epicor Board of Directors, Smith added, “George’s leadership and vision have been instrumental in driving the success and industry leading growth that Epicor has achieved.”

The company also announced the promotion of three senior executives:

•	Mark Duffell has been promoted to president and chief operating officer. Duffell has been with Epicor since 1996, most recently in the position of executive vice president, worldwide operations where he has been responsible for worldwide sales, marketing and product development. Previously, Duffell was executive vice president and general manager responsible for the Epicor’s Enterprise and International operating divisions. In his new role, Duffell will have broader responsibilities across all corporate operations in the company, including sales, marketing, development, services and support worldwide. Duffell continues to report to George Klaus, chairman and CEO.

•	Michael Piraino has been promoted to executive vice president and chief financial officer. Piraino joined Epicor in 2003 as senior vice president and chief financial officer. Piraino has over 30 years experience in senior executive and financial roles predominately in the technology sector. Prior to joining Epicor, Piraino held senior finance positions at a number of public companies including Data Processing Resources Corporation, Total Pharmaceutical Care, and Syncor International. He also held the dual titles of CFO and CEO at Emergent Information Technologies. Piraino began his career in public accounting having spent more than nine years at Deloitte & Touche LLP. Piraino is responsible for the company’s financial and administrative functions worldwide and continues to report to George Klaus, chairman and CEO.

•	John Hiraoka has been promoted to senior vice president and chief marketing officer. Hiraoka has been with Epicor since 1984, most recently as senior vice president, worldwide marketing and business development. Prior to heading Epicor’s marketing organization and corporate and product strategy functions, Hiraoka served as Epicor’s senior vice president of strategy and business development with responsibility for overall corporate strategy, strategic partnerships, alliances, mergers and acquisitions. As chief marketing officer, Hiraoka is responsible for all corporate communications, marketing, corporate and product strategy and business development worldwide. He continues to report to Mark Duffell, president and chief operating officer.

“As Epicor continues to expand, it is important to recognize the key executives who have contributed so much to our growth and success,” said George Klaus, chairman and CEO of Epicor. “I am very pleased to recognize the outstanding achievements of Mark, Michael and John in their respective roles in delivering on the successful execution of our strategy, which has been instrumental to our growth. I look forward to continuing to work with this great management team and building on the success and momentum we have achieved.”

About Epicor Software Corporation

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. With the acquisition of Scala, Epicor is a global leader in the midmarket serving over 20,000 customers in over 140 countries. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for manufacturing, distribution, enterprise service automation, and hospitality that enable companies to immediately drive efficiency throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Scala is a registered trademark of Scala Business Solutions NV, an Epicor subsidiary. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.